Exhibit 10.1

February 14, 2023

Kathleen S. Skarvan
2624 30th Avenue
Elk Mound, WI 54739

Dear Kathleen:

On behalf of the Board of Directors (the “Board”) of Electromed, Inc. (the “Company”), this letter acknowledges receipt of your notice of voluntary resignation as the Company’s President and Chief Executive Officer and as an employee of the Company, effective as of July 1, 2023 (the “Anticipated Resignation Date”).

Provided that you (i) remain employed by the Company through the Anticipated Resignation Date or such earlier date as the Company may request in writing (the “Resignation Date”), (ii) thereafter sign a release of claims in a form determined by the Company, and (iii) do not voluntarily resign from the Board, the Company agrees that:

(A)	the Board and all applicable committees of the Board will take all necessary actions to include your name in its slate of nominees for election as directors at the Company’s annual meeting of shareholders to be held in 2023 (the “Covered Meeting”);

(B)	the Board will recommend, support and solicit proxies for your election at the Covered Meeting in the same manner as it recommends, supports and solicits proxies for the election of the Company’s other director nominees;

(C)	the Board and all applicable committees of the Board will take all necessary actions to elect you to serve as Chair of the Board effective as of the Resignation Date;

(D)	you will receive your base salary through the Anticipated Resignation Date, payable in regular installments in accordance with the Company’s standard payroll practices;

(E)	you will receive your normal annual bonus[1] for the fiscal year ending June 30, 2023, and

(F)	while you remain on the Board of Directors, you will retain all of the equity grants you received as an employee and continue to vest in those equity grants as if you were still an employee.

On behalf of the entire Board, I thank you for your years of service to the Company, and I look forward to working with you as you transition to retirement during the first half of 2023.

Sincerely,

ELECTROMED, INC.

By: /s/ Lee A. Jones
Lee A. Jones
Chair of the Board of Directors

1 For the avoidance of doubt, you will be entitled to receive an amount equal to your current annual cash incentive compensation for the full fiscal year ending June 30, 2023 regardless of your Resignation Date, which amount will be determined based on the Company’s actual performance for the fiscal year relative to the Company performance goals without any exercise of negative discretion.